EXHIBIT 5

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

February 28, 2003

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107

Re:	ARAMARK Corporation
Registration Statement on Form S-8 relating to the
ARAMARK Corporation 1996 Directors Stock
Ownership Plan and the ARAMARK 2001 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to ARAMARK Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (A) 204,000 shares of the Company’s (i) Class A-1, A-2 or A-3 Common Stock, each $0.01 par value per share (collectively, the “Class A Common Stock”), or the Company’s Class B-1, B-2 or B-3 Common Stock, each $0.01 par value per share (collectively, the “Restricted Class B Common Stock”), issuable upon exercise of outstanding stock options granted under the ARAMARK Corporation 1996 Directors Stock Ownership Plan (the “Director Plan”), or (ii) Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”), issuable upon conversion of the Class A Common Stock or Restricted Class B Common Stock issued upon exercise of outstanding stock options under the Director Plan, and (B) 11,550,710 shares of the Company’s (i) Class A Common Stock, Restricted Class B Common Stock or Class B Common Stock issuable upon exercise of stock options or stock appreciation rights, or through other share-based awards, granted or awarded under the ARAMARK 2001 Equity Incentive Plan (the “Equity Incentive Plan”), or (ii) Class B Common Stock issuable upon conversion of the Class A Common Stock or the Restricted Class B Common Stock issued upon exercise of stock options or stock appreciation rights, or through other share-based awards, granted or awarded under the Equity Incentive Plan. These 204,000 shares relating to the Director Plan and 11,550,710 shares relating to the Equity Incentive Plan are collectively referred to as the “Plan Stock.” We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion.

As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

February 28, 2003

Based on the foregoing, it is our opinion that the shares of the Plan Stock when issued and delivered by the Company to participants under the Director Plan or the Equity Incentive Plan in accordance with the terms of the Director Plan, the Equity Incentive Plan, the Class A Common Stock, Restricted Class B Common Stock or Class B Common Stock, as the case may be, will be validly issued, fully paid and nonassessable shares of the Company’s Class A Common Stock, Restricted Class B Common Stock or Class B Common Stock, as the case may be.

The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP